434 Fayetteville Street, Suite 600, Raleigh, NC 27601

FOR IMMEDIATE RELEASE

Investor Relations:	Media:
David Waldman/Jody Burfening	Felicia Ramsey
Lippert/Heilshorn & Associates	Summus, Inc.
(212) 838-3777	(919) 807-5646
dwaldman@lhai.com	felicia.ramsey@summus.com

SUMMUS APPOINTS JAMES TAYLOR TO BOARD OF DIRECTORS

Raleigh, N.C. — June 2, 2005 —Summus, Inc. (OTCBB: SMMU), a leading provider of mobile media applications that optimize the consumer wireless experience, today announced that James A. Taylor has been appointed to the company’s board of directors, increasing the number of board members to six.

Gary E. Ban, chief executive officer of Summus, stated, "With over 25 years of senior operational and financial experience, James brings a proven track record growing businesses organically and cultivating joint venture partnerships. In addition, he has extensive merger and acquisition experience, as well as a very strong financial background. This background will be invaluable as we expand our carrier relationships, add new branded-content partners and grow our presence internationally. We are delighted to welcome James to our board of directors and look forward to his contributions as we rapidly gain traction in this emerging market.”

Mr. Taylor currently serves as president of Portola Packaging, a leading designer, manufacturer and marketer of tamper-evident plastic closures for a variety of industries, where he oversees worldwide operations. Since joining Portola Packaging, Mr. Taylor has helped increase revenues more than $75 million to over $240 million through organic growth and product line acquisitions. Mr. Taylor also served as chief financial officer of Portola Packaging from 1998 to 1999, where he reorganized the finance department and streamlined global operations. From 1996 to 1998, Mr. Taylor served as vice president of finance and treasurer of Seagate Technology, Inc., the world’s largest manufacturer and seller of disk and tape drives. Mr. Taylor has also served as vice president of finance and treasurer for Connor Peripherals, and chief financial officer of Forma-Pack, Inc.

About Summus

Summus is a leading provider of mobile media applications that optimize the consumer wireless experience. Summus partners with leading content brands to develop compelling and unique wireless applications and content for the mobile phone, focused within the most popular areas of growth, including photo-messaging, multi-player games, news/information and personalization. Summus currently offers an ever-growing list of 29 mobile phone applications deployed through 41 major wireless carriers in the U.S and abroad. Summus designs and develops these applications with the industry’s most intuitive navigation that is designed for a consistently superior user experience. For more information, see www.summus.com.

This press release contains forward-looking statements that involve risks and uncertainties concerning Summus’ business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results is included in Summus’ annual report on Form 10-K for the year ended December 31, 2004, and in reports subsequently filed by Summus with the Securities and Exchange Commission(“SEC”). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Summus’ web site at www.summus.com. Summus hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

All trademarks and/or registered trademarks are the property of their respective owners.

Summus, Inc.
main office: 919.807.5600 • toll free: 877.463.3253 • fax: 919.807.5601
www.summus.com